Exhibit 10.9

AMENDED AND RESTATED CREDIT SUPPORT AND REIMBURSEMENT

AGREEMENT

by and among

The AES Corporation,

Siemens Industry, Inc.,

and

Fluence Energy, LLC

Dated June 9, 2021

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINED TERMS

1.1	Definitions	1
1.2	Interpretation	6

ARTICLE 2
CREDIT SUPPORT OBLIGATIONS

2.1	Provision of Credit Support	7
2.2	Process to obtain Credit Support from Credit Support Providers	8
2.3	Credit Support Fees	8
2.4	Reimbursement Obligations	9
2.5	Credit Support Delinquency	9
2.6	Payment Timing	10
2.7	Obligations Absolute	10
2.8	Change of Percentage Interest	11

ARTICLE 3
ADDITIONAL COVENANTS

3.1	Line of Credit	11
3.2	Advanced Amounts	11

ARTICLE 4
TERM

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Organization and Good Standing	12
5.2	Authorization	12
5.3	Legal Proceedings	12
5.4	No Conflict	12
5.5	Approvals and Filings	12

ARTICLE 6
MISCELLANEOUS

6.1	Entire Agreement; Effect on Prior Agreement	12
6.2	Further Actions; Cooperation	13
6.3	Costs and Expenses; Attorney’s Fees	13
6.4	Notices	13
6.5	Severability	15
6.6	Binding Nature; Assignment; Consent to Assignment; No Third Party Beneficiaries .	15
6.7	Amendments	15
6.8	Governing Law	15
6.9	Specific Performance	15
6.10	Counterparts	16

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6.11	Public Announcements	16
6.12	Dispute Resolution	16
6.13	Execution and Delivery	18
6.14	Delays or Omissions	18

Schedule 1	Party Representatives
Schedule 2	Credit Support Fees

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AMENDED AND RESTATED CREDIT SUPPORT AND REIMBURSEMENT

AGREEMENT

This AMENDED AND RESTATED CREDIT SUPPORT AND REIMBURSEMENT AGREEMENT (this “Agreement”), dated and effective as of June 9, 2021 (the “Effective Date”), is adopted, executed and agreed to by and among Fluence Energy, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Company”), The AES Corporation, a corporation duly incorporated and validly existing under the laws of the State of Delaware (“AES”), and Siemens Industry, Inc., a corporation duly incorporated and validly existing under the laws of the State of Delaware (“Siemens”). The Company, AES and Siemens are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, the Company was formed for the purpose of globally marketing and selling stationary energy storage systems and solutions based on battery technology for utility-scale and commercial industrial applications and residential applications;

WHEREAS, in connection with its business activities, the Company is from time to time (i) required to furnish Credit Support (defined below) to certain of its counterparties and (ii) in need of a Line of Credit (defined below) and/or Advanced Amounts (defined below) to engage in certain activities;

WHEREAS, Siemens and AES Grid Stability LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware and wholly-owned subsidiary of AES, are the holders of the outstanding equity interests in the Company;

WHEREAS, AES, Siemens and the Company executed the original Credit Support and Reimbursement Agreement on January 1, 2018 (the “Prior Agreement”); and

WHEREAS, AES, Siemens and the Company now wish to amend and restate the Prior Agreement to set forth the revised provisions regarding the rights, powers and interests of the Parties with respect to (i) furnishing Credit Support on behalf of the Company from time to time and (ii) supporting the Company in other ways described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Definitions. The terms used in this Agreement, with their initial letters capitalized, shall, unless the context thereof otherwise requires, have the meanings specified in this Section 1.1.

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“AAA” shall have the meaning assigned to such term in Section  6.12(b).

“Advanced Amount” shall have the meaning assigned to such term in Section 3.2.

“AES” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Affiliate” means, at any time, and with respect to any Person or group of Persons, a Person that at such time directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or group of Persons. Notwithstanding the foregoing, for purposes of this Agreement, no member of the Company nor any Affiliate thereof, by virtue of being a member of the Company, shall be considered an Affiliate of another member or another member’s Affiliates. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. No Person shall be considered an Affiliate of another Person or under the Control of such other Person so long as (i) it is owned less than 50% by such other Person, (ii) such other Person has no capacity to elect or appoint the majority of the board of directors or similar governing body of the subject Person, (iii) such other Person does not consolidate the subject Person in its financial reporting and (iv) there is no other management or services agreement pursuant to which such other Person exerts control over the subject Person. With respect to Siemens, none of Gamesa Corporación Technológica S.A., Siemens Healthineers AG nor any of their respective Subsidiaries shall be considered an Affiliate of Siemens.

“Agreement” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Allocable Share” means, as of any date of determination, for each Credit Support Provider, the product obtained by multiplying (i) one hundred percent (100%) by (ii) the quotient obtained by dividing (A) such Credit Support Provider’s Percentage Interest by (B) the aggregate Percentage Interests held by all Credit Support Providers. For example, if the Credit Support Providers hold an aggregate 90% Percentage Interest in the Company, a Credit Support Provider that holds a 45% Percentage Interest in the Company would have an Allocable Share of 50%.

“Applicable Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory publication of a Governmental Authority having valid jurisdiction.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

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“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Company LLC Agreement” means the Second Amended and Restated Limited liability Company Agreement of the Company, dated as of June 9, 2021, as the same may be amended and/or restated from time to time.

“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. The terms “Controlled” or “under common Control with” have correlative meanings.

“Credit Support” means Performance Guarantees, Financial Guarantees, letters of credit, bonds, surety, cash collateral or other forms of credit support as may be mutually agreed by the Parties from time to time.

“Credit Support Counterparty” means the beneficiary of any Credit Support furnished by a Credit Support Provider on behalf of the Company.

“Credit Support Fee” shall have the meaning assigned to such term in Section  2.3.

“Credit Support Obligation” means any obligation of the Company supported, directly or indirectly, by Credit Support furnished by a Credit Support Provider pursuant to this Agreement.

“Credit Support Payment” shall have the meaning assigned to such term in Section  2.4.

“Credit Support Provider” shall have the meaning assigned to such term in Section  2.1.

“Curing Party” shall have the meaning assigned to such term in Section 2.5.

“Cure Payment” shall have the meaning assigned to such term in Section 2.5.

“Default Rate” means, with respect to any date, the rate per annum equal to the lesser of (i) two percent (2%) over the Interest Rate and (ii) the maximum rate of interest permitted by Applicable Law.

“Delinquent Party” shall have the meaning assigned to such term in Section 2.5.

“Dispute” shall have the meaning assigned to such term in Section 6.12(a).

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“Effective Date” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Financial Guarantee” means a guarantee by a Credit Support Provider of any Indebtedness of the Company.

“GAAP” means generally accepted accounting principles in the United States of America as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board, consistently applied throughout the periods involved.

“Governmental Authority” means a federal, state, local or foreign governmental authority (including any regulatory authority); a state, province, commonwealth, territory or district thereof; a county; a city, town, township or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Indebtedness” means, with respect to the Company, all of the following with respect to the Company and its Subsidiaries (without duplication): (i) indebtedness for borrowed money; (ii) indebtedness evidenced by notes, debentures or similar instruments, including capitalized interest and the accredited amount of original issue discount, if any; (iii) Capitalized Lease Obligations; (iv) the deferred purchase price of assets, services or securities; (v) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements (without duplication of other Indebtedness supported or guaranteed thereby); (vi) all obligations to pay a specified purchase price for goods or services whether or not delivered or accepted, e.g., take-or-pay and similar obligations; (vii) liabilities secured by any Lien existing on property owned or acquired by such specified Person, whether or not the liability secured thereby shall have been assumed; and (viii) all guarantees in respect of Indebtedness of others; provided, however, that Indebtedness shall not include trade payables and accrued expenses in each case arising in the ordinary course of business of the Company and not overdue by more than sixty (60) days.

“Indemnified Credit Support Provider” shall have the meaning assigned to such term in Section  2.1.

“Indemnifying Credit Support Provider” shall have the meaning assigned to such term in Section  2.1.

“Indemnity Amount” shall have the meaning assigned to such term in Section  2.1.

“Indemnity Demand” shall have the meaning assigned to such term in Section  2.1.

“Initial Expiration Date” shall have the meaning assigned to such term in Article 4.

“Interest Rate” means, with respect to any date, the rate per annum equal to the lesser of (i) two percent (2%) over the rate identified in the final Eastern edition of The Wall Street Journal for such date under “Money Rates” as the “Prime Rate” (or, if no such rate is identified, the “Prime Rate” as published by Citibank N.A. or its successor at its New York office), and (ii) the maximum rate of interest permitted by Applicable Law.

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“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

“Lien” or “Liens” means, with respect to any specified Person: (i) any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of such specified Person, whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capital Lease); (iii) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such specified Person, with or without recourse; and (iv) the transfer of any tangible property or assets for the purpose of subjecting such items to the payment of previously outstanding Indebtedness in priority to payment of the general creditors of such specified Person.

“Line of Credit” shall have the meaning assigned to such term in Section 3.1.

“New Member” shall have the meaning assigned to such term in Section 2.8.

“Party” and “Parties” shall have the meaning assigned to such terms in the first paragraph of this Agreement.

“Percentage Interest” means, as of any date of determination, for each Credit Support Provider, the product obtained by multiplying (i) one hundred percent (100%) by (ii) the quotient obtained by dividing (A) the number of Units held by such Credit Support Provider and its Affiliates, as applicable, by (B) the total number of all Units then outstanding.

“Performance Guarantee” means a guarantee issued by a Credit Support Provider hereunder that is not a Financial Guarantee (e.g., a guarantee to ensure the full and due performance of a contract).

“Person” means any individual, partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) of such entity.

“Reimbursement Demand” shall have the meaning assigned to such term in Section  2.4.

“Rules” shall have the meaning assigned to such term in Section  6.12(b).

“Siemens” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Tax” or “Taxes” means all taxes, including all duties, levies, assessments or similar charges in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto.

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“Term” shall have the meaning assigned to such term in Article 4.

“Third Party” means any Person other than the Parties hereto and their respective Affiliates.

“Unit” shall have the meaning set forth in the Company LLC Agreement.

1.2          Interpretation.

(a)        When a reference is made in this Agreement to an Article, Section or clause of, Exhibit or Schedule, such reference shall be to an Article, Section or clause of, Exhibit or Schedule to this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article, Section and paragraph headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the date first written above. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America and (iii) “any” shall mean “one or more”. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days.

(b)        The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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(c)        No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

ARTICLE 2

CREDIT SUPPORT OBLIGATIONS

2.1          Provision of Credit Support.

(a)        During the Term, upon the mutual agreement of AES, Siemens and any New Member that chooses to execute a joinder to this Agreement in accordance with Section 2.8 hereto (each, a “Credit Support Provider”), the Credit Support Providers may furnish, or cause one of their respective Affiliates or a Third Party guarantor that has equivalent or better credit or which is otherwise reasonably acceptable to each Credit Support Provider, to furnish Credit Support to the Company pursuant to the terms of this Agreement, which the Company may use in its sole discretion, subject to the terms of this Agreement. For sake of clarity, the Parties agree that no Credit Support shall be provided by or on behalf of the Credit Support Providers pursuant to this Agreement unless both AES and Siemens agree that such Credit Support shall be provided to the Company pursuant to this Agreement. Further, the decision to agree to provide, or not to provide, such Credit Support shall be within the sole discretion of the Credit Support Providers. Credit Support provided pursuant to this Agreement may take the form of direct issuances of Credit Support by or on behalf of a Credit Support Provider to or for the benefit of the intended beneficiaries of such Credit Support, or may take the form of Credit Support issued by one or more Credit Support Providers to backstop Credit Support facilities issued by financial intuitions in favor of the Company. The Parties acknowledge and agree that, without limiting the application of Section 2.1(b) below, the actual amount of Credit Support provided in any particular circumstance does not need to match the Percentage Interests of the applicable Credit Support Provider and that in fact the Parties anticipate that in some cases one Credit Support Provider may provide 100% of the applicable Credit Support for any particular obligation.

(b)        For sake of clarity, the Parties acknowledge and agree that any liability that results in a claim against any Credit Support provided by or on behalf of a Credit Support Provider pursuant to Section 2.1(a) shall be subject to reimbursement by the Company in accordance with Section 2.4, and otherwise, as among the Credit Support Providers, shall be apportioned between all Credit Support Providers on the basis of their respective Allocable Shares at the time such claim is made, regardless of whether each Credit Support Provider participated in providing the underlying Credit Support. Accordingly, the Credit Support Providers hereby agree to cross indemnify each other, such that each Credit Support Provider (as applicable, an “Indemnifying Credit Support Provider”) shall indemnify and hold harmless the other Credit Support Providers (as applicable, each an “Indemnified Credit Support Provider”) from and against any claims made with respect to Credit Support provided pursuant to this Agreement (regardless of which Credit Support Provider furnished or caused to be furnished such Credit Support), to the extent such claims exceed an amount equal to the product of (i) the amount of the applicable claim and (ii) the Indemnified Credit Support Provider’s Allocable Share. In the event that the Indemnified Credit Support Provider makes a payment in respect of a claim subject to indemnification hereunder, it shall furnish the Indemnifying Credit Support Provider(s) with a written notice (an “Indemnity Demand”) indicating the amount of such payment and the amount of the indemnity obligation hereunder (the “Indemnity Amount”), together with supporting documentation detailing the Indemnity Amount for each Indemnifying Credit Support Provider. Within fifteen (15) days after receipt of the Indemnity Demand, the Indemnifying Credit Support Provider(s) shall pay to the Indemnified Credit Support Provider, by wire transfer of immediately available funds, the applicable Indemnity Amount together with interest thereon. Interest shall accrue on the Indemnity Amount at the Default Rate from the date so paid by the Indemnified Credit Support Provider to but not including the date such amount is paid by the Indemnifying Credit Support Provider to the Indemnified Credit Support Provider.

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(c)        Notwithstanding anything to the contrary herein, if AES and Siemens fail to mutually agree on providing Credit Support pursuant to this Agreement, but one Credit Support Provider nonetheless desires to furnish Credit Support to the Company, such Credit Support Provider may, in its sole discretion, provide Credit Support to the Company outside the scope of this Agreement under separately negotiated terms without the consent of the other Credit Support Provider so long as the necessary approval requirements under the Company LLC Agreement, if any, are received. For sake of clarity, any Credit Support so provided outside the scope of this Agreement shall not be subject to the cross indemnification contemplated by Section  2.1(b) hereof or otherwise subject the non-participating Credit Support Provider to any liability arising out of any claims made on such Credit Support.

2.2           Process to obtain Credit Support from Credit Support Providers. During the Term, if the Company desires to request Credit Support from the Credit Support Providers (each, a “Credit Support Request”), it shall do so by providing written notice thereof, together with all reasonable supporting documentation, to the Siemens representative identified on Schedule 1 attached hereto in the case of Siemens (the “Siemens Representative”), and to the AES representative identified on Schedule 1 attached hereto in the case of AES (the “AES Representative”) and to any New Member that executed a joinder to this Agreement as set forth in such joinder. The representatives of the Credit Support Providers shall promptly notify the Credit Support Providers of the Credit Support Request. Following their review, each Credit Support Provider shall promptly notify the Company of the decision made by such Credit Support Provider.

2.3	Credit Support Fees.

(a)        To the extent that Credit Support is provided by a Credit Support Provider or an Affiliate thereof, the Company shall pay to such Credit Support Provider a fee for the provision of such Credit Support (a “Credit Support Fee”). The applicable Credit Support Fee shall be paid as described on Schedule 2 attached hereto. Without regard to Section  6.7 hereto, Schedule 2 may be updated from time to time by mutual agreement of the Parties.

(b)        Credit Support Fees shall accrue during the period from and including the date of issuance of the applicable Credit Support to but excluding the date on which all outstanding Credit Support Obligations with respect thereto have been satisfied in full. All Credit Support Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Credit Support Fees shall be payable in arrears ten (10) Business Days after the last Business Day of March, June, September and December of each year, and on the date of any reimbursement payment made pursuant to Section  2.4 below. On the date a Credit Support Fee is paid, the Company shall deliver a statement detailing the calculation thereof to all Credit Support Providers in accordance with Section 6.4.

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(c)        To the extent that Credit Support is provided via a letter of credit, surety bond, guaranty, or other instrument issued by a financial institution or Third Party on behalf or at the request of a Credit Support Provider, the Company shall, in addition to paying the Credit Support Fee, reimburse such Credit Support Provider upon demand for the actual costs and expenses incurred by such Credit Support Provider in having such instrument issued and maintained.

2.4          Reimbursement Obligations. The Company irrevocably and unconditionally agrees to reimburse each Credit Support Provider for all amounts paid to a Credit Support Counterparty (i) out of any cash collateral posted by a Credit Support Provider, (ii) pursuant to any draw under any letter of credit, surety bond, or other instrument provided or arranged by a Credit Support Provider or an affiliate thereof or (iii) by a Credit Support Provider under any Financial Guarantee or Performance Guarantee provided by such Credit Support Provider, in each case in satisfaction of the applicable Credit Support Obligation (collectively, any amount so paid being referred to as a “Credit Support Payment”), together with interest thereon from the date of payment of any Credit Support Payment until such time as the Company reimburses such Credit Support Provider therefor, as applicable, at a per annum rate equal to the Interest Rate for the first thirty (30) days after payment of the Credit Support Payment and the Default Rate thereafter. If a Credit Support Provider shall have made a Credit Support Payment, such Party shall furnish to the Company a written notice (a “Reimbursement Demand”) indicating the amount due and payable hereunder (which shall include interest accrued on such Credit Support Payment together with any Credit Support Fees and other amounts then due and owing pursuant to Section  2.3 above), together with supporting documentation detailing the Credit Support Payment and the related Credit Support Obligation. Any reimbursement by the Company pursuant to this Agreement shall be made by wire transfer of immediately available funds no later than thirty (30) days following receipt of a Reimbursement Demand, in accordance with such payment instructions as may be received from the Credit Support Provider, as applicable, from time to time.

2.5         Credit Support Delinquency. In the event that a Credit Support Provider (as the case may be, the “Delinquent Party”) shall have failed to make any payment as required in satisfaction of a parent or other affiliate guaranty issued by such Delinquent Party or an affiliate thereof, the other Party (the “Curing Party”) shall have the right, but not the obligation, to make all or part of such Credit Support Payment to the beneficiary of such guaranty (the “Cure Payment”). Immediately and automatically upon the making of such Cure Payment by the Curing Party, the Delinquent Party shall be indebted to the Curing Party for the amount of the Cure Payment, payable to the Curing Party on demand, together with interest from the day such Cure Payment is made by the Curing Party until the Cure Payment is paid in full, at an annual interest rate equal to the Default Rate. Each of the Credit Support Providers acknowledges and agrees that, as a non-exclusive remedy and without altering in any way the absolute and unconditional obligation of the Delinquent Party to fully repay a Cure Payment on demand to the Curing Party, distributions otherwise payable to the Delinquent Party and its Affiliates under or pursuant to the Company LLC Agreement shall be disbursed by the Company to the Curing Party and any such amounts received by the Curing Party shall be deemed to have been applied to payment of the outstanding balance of the Cure Payment until paid in full.

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2.6          Payment Timing. In the event that a payment required to be made hereunder shall become due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing any interest and fees owing.

2.7	Obligations Absolute.

(a)        The obligations of the Company to satisfy any Reimbursement Demand constitute direct, absolute and unconditional obligations of the Company, and shall be enforceable against the Company by each Credit Support Provider, as applicable, and are not, and shall not be, subject to any defense or right of set-off, counterclaim, deduction, diminution, abatement, recoupment, suspension, deferment or reduction or any other legal or equitable defense of a surety which the Company has or may hereafter have against any Credit Support Provider or other Person for any reason whatsoever. The Company’s obligation to satisfy any Reimbursement Demand shall be absolute and unconditional irrespective of: (i) any change in the time, manner or place of payment of, or in any other term of, such Credit Support Obligation or Reimbursement Demand, or any amendment or waiver thereof; (ii) any merger or consolidation of any Party into any other entity, or any sale, lease or transfer of all or any of the assets of any Party to any other Person; or (iii) any impossibility or impracticability of performance, force majeure, any act of any government or other circumstance which might constitute a defense available to any Party, or a discharge of any Party or, to the fullest extent permitted by Applicable Law, any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to in this paragraph. The obligations of each Credit Support Provider shall be subject to any defenses available to the Company with respect to any related Credit Support Obligation.

(b)        No Party shall have any right to terminate this Agreement or to be released, relieved or discharged (other than by full and strict compliance with the terms hereof) from any obligation or liability hereunder for any reason whatsoever, as long as any Credit Support Obligation or Reimbursement Demand shall be outstanding.

(c)        The obligations of each Credit Support Provider to satisfy such its obligations under the Credit Support that it has issued are several (and not joint) obligations of each such Party and shall not be affected by the failure of any other Party to perform its obligations to the Company hereunder.

(d)       NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE, WHETHER IN CONTRACT, INDEMNIFICATION, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, FOR ANY PUNITIVE, SPECIAL, NON-PROXIMATE, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER.

(e)        No Party shall have a right to security in the form of collateral from a Credit Support Provider.

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2.8            Change of Percentage Interest. In the event a third party becomes a member of the Company (a “New Member”), such New Member may, but shall not be obligated to, become a Credit Support Provider by executing a joinder to this Agreement and agreeing to be bound by the terms hereof with respect to its Percentage Interest. In the event that the Percentage Interest of the Credit Support Providers change (including, for sake of clarity, in the case where a New Member signs a joinder to this Agreement and becomes a Credit Support Provider hereunder), the obligations of the Credit Support Providers hereunder shall also be proportionately modified to reflect the revised Percentage Interests of the Credit Support Providers. If such New Member elects not to become a Credit Support Provider, the obligations of the Credit Support Providers under this Agreement, including, for the sake of clarity, the indemnification obligations in Section 2.1(b), shall continue in full force and effect to the extent of each Credit Support Provider’s Allocable Share.

ARTICLE 3

ADDITIONAL COVENANTS

3.1            Line of Credit. During the Term, each Credit Support Provider severally agrees that it shall, when and as requested by the Company, use its commercially reasonable efforts to assist the Company in its efforts to obtain a line of credit for up to one hundred sixty (160) million dollars, or such larger amount as authorized by the Company Board of Directors from time to time, from commercial bank(s) (the “Line of Credit”). The Line of Credit shall be governed by separate documentation negotiated by the applicable commercial bank(s) and the Company, with the assistance of the Credit Support Providers. Further, each Credit Support Provider agrees to use its commercially reasonable efforts to provide, or to cause one of its Affiliates to provide, up to ten (10) million dollars of Credit Support for the Line of Credit. For the avoidance of doubt, the provision of the Credit Support discussed in the preceding sentence will incur the Credit Support Fee.

3.2            Advanced Amounts. During the Term, the Company shall have the right to request amounts in the form of a loan (each such advance, an “Advanced Amount”) from the Credit Support Providers to engage in specified activities; provided, however, an Advanced Amount shall only be sought by the Company if (i) the Company is proposing to use the Advanced Amount to finance a specifically identified project with significant debt funding requirements and (ii) the Company is unable to obtain funding for such project from other sources on commercially acceptable terms. The Credit Support Providers shall consider the request for any Advanced Amount in good faith, although the Credit Support Providers shall not have the obligation to fund any Advanced Amounts. The terms of any such Advanced Amounts shall be determined on a case by case basis between the Company and the applicable Credit Support Provider(s).

ARTICLE 4

TERM

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the fourth (4th) anniversary thereof (the “Initial Expiration Date”). The Term shall automatically and indefinitely continue after the Initial Expiration Date, except that either Credit Support Provider shall be permitted to terminate this Agreement effective at any time on or after the Initial Expiration Date by providing not less than six (6) months’ notice to the other Parties; provided, however, that any Credit Support provided by a Credit Support Provider shall remain in effect according to its terms after any such termination until such Credit Support has been replaced by the Company; provided further that the Company will use commercially reasonable efforts to replace all Credit Support obligations of a Credit Support Provider as soon as practical after such Credit Support Provider provides notice of its desire to terminate this Agreement.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the other Parties as of date hereof as follows:

5.1            Organization and Good Standing. It is duly organized, validly existing and in good standing under the laws of its state of formation as set forth in the preamble of this Agreement.

5.2            Authorization. It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations set forth herein without the consent or approval of any Third Party except any consent or approval that has been obtained. It has duly authorized, executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency and similar laws affecting the rights of creditors generally, and by general principles of equity, regardless of whether considered in a proceeding at law or in equity.

5.3            Legal Proceedings. There is no action, suit or proceeding pending or, to the knowledge of such Party, threatened against it, at law or in equity or before any Governmental Authority or arbitrator which would reasonably be expected to impair its ability to perform its obligations under this Agreement.

5.4            No Conflict. Except as would not reasonably be expected to impair its ability to perform its obligations under this Agreement, the execution, delivery and performance by it of its obligations under this Agreement will not (a) contravene any law or any order, writ, decree or injunction of any Governmental Authority, (b) conflict with, or result in a breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of any Lien upon any of its assets pursuant to, the terms of any agreement or instruments to which it is a party or by which it or any of its properties is bound, or (c) violate any provision of its organizational documents or any contract or agreement.

5.5            Approvals and Filings. No material governmental approval or filing with, or prior notice to, any Governmental Authority or any Third Party is required to be obtained or made by it for the execution, delivery and performance by it of this Agreement, or the consummation of the transactions contemplated hereby.

ARTICLE 6

MISCELLANEOUS

6.1            Entire Agreement; Effect on Prior Agreement. This Agreement constitutes the full and entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the Parties hereto with respect to such subject matter. Upon the execution and delivery of this Agreement by all of the Parties, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

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6.2            Further Actions; Cooperation. Each of the Parties agrees to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable in connection with the transactions contemplated by this Agreement.

6.3            Costs and Expenses; Attorney’s Fees. Except as otherwise expressly provided herein, all legal and accounting costs, charges and expenses (including Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. In the event that any suit or action is instituted to enforce any provision of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

6.4            Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent on a Business Day, the next Business Day) if delivered or sent and received by electronic mail and if hard copy is delivered by overnight delivery service the next Business Day, (b) on the date of delivery if by hand delivery (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if by a nationally recognized overnight delivery service (all fees prepaid). All notices and other communications required or permitted under this Agreement shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Parties:

(a)            If to AES:

AES Grid Stability, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attention: Stephen Coughlin

Email: stephen.coughlin@aes.com

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with copies (which shall not constitute notice) to:

AES Grid Stability, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attention : Paul Freedman

Email: paul.freedman@aes.com

(b)            If to Siemens:

Siemens Industry, Inc.

800 Northpoint Parkway, #450

Alpharetta, GA 30005

Attn: Associate General Counsel

Email: langley.craig@siemens.com

(c)            If to the Company:

Fluence Energy, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attn: Manuel Perez Dubuc

Email: manuel.perez@fluenceenergy.com

Latham & Watkins LLP.

885 Third Avenue

New York, NY 10022

Attention: David L. Concannon

Email: david.concannon@lw.com

with copies (which shall not constitute notice) to:

Fluence Energy, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attn: General Counsel

Email: frank.fuselier@fluenceenergy.com;

and

Each of AES and Siemens.

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6.5            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, (provided the substance of the agreement between the Parties is not thereby materially altered) and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

6.6            Binding Nature; Assignment; Consent to Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and legal representatives and permitted assigns. No Party shall assign its rights and obligations under this Agreement, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void ab initio and of no force and effect. This Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

6.7            Amendments. Except as discussed in Section 2.3(a) hereto, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all of the Parties.

6.8            Governing Law. This Agreement, the legal relations between the Parties hereto and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof.

6.9            Specific Performance. The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, notwithstanding Section  6.12. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each Party further agrees that (a) by seeking any remedy provided in this Section  6.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (b) nothing contained in this Section  6.9 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section  6.9 prior to exercising any other right under this Agreement.

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6.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.11          Public Announcements.

(a)            No public announcement or press release in connection with the execution or subject matter of this Agreement by any Person shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties, which approval shall not be unreasonably withheld.

(b)           If a Party is required to make or issue any announcement required by law or any stock exchange or by any Governmental Authority, such Party shall give the other Parties reasonable opportunity to comment on such announcement or release before it is made or issued (provided that opportunity to comment shall not have the effect of preventing the Party making the announcement or release from complying with its disclosure obligations).

6.12          Dispute Resolution.

(a)            Except as otherwise provided by this Agreement, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (which breach or alleged breach by a Party remains uncured within ten (10) Business Days after receipt of written notice thereof from another Party) or the validity or termination hereof (a “Dispute”) shall first be settled as far as possible by good faith negotiations between the parties to the Dispute, in the form of meetings between senior-management level representatives of such Parties, upon the written request by any such Party to the other parties to the Dispute, which writing shall set forth in reasonable detail the nature and extent of the Dispute.

(b)            If the parties to the Dispute are unable for any reason to resolve a Dispute within thirty (30) days after receipt by any Party of written notice of a Dispute, then any Party may submit the Dispute to arbitration to be finally and exclusively resolved under the Commercial Arbitration Rules of the American Arbitration Associate (“AAA”) then in effect (the “Rules”), except as modified herein. There shall be three (3) arbitrators. If there are two (2) parties to the Dispute, each of the parties to the Dispute shall nominate one (1) independent arbitrator in accordance with the Rules. If there are more than two (2) parties to the Dispute, the independent arbitrators shall be nominated in accordance with the Rules; provided, however, that any Party and its Affiliates shall be entitled to nominate only one (1) such independent arbitrator. The arbitrators so nominated, once confirmed by the AAA, shall nominate an additional arbitrator to serve as chairman, such nomination to be made within fifteen (15) days of the confirmation by the AAA of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within such fifteen (15) day period, such additional arbitrator shall be appointed by the AAA. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the parties to such Dispute, exclusive venue of arbitration shall be New York, New York, and the language of the arbitration shall be English and each of the Parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York for preliminary relief in aid of arbitration and for the enforcement of any arbitral award. By agreeing to arbitration, the Parties do not intend to deprive any national court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.

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(c)            None of the Parties or the arbitrators shall select any arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding five (5) years has had, any economic or other relationship with any party to the Dispute.

(d)            The arbitrators shall not have the right to award consequential, incidental, indirect, special, treble, multiple or punitive damages. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur, and the arbitral tribunal shall decide the Dispute under the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof. The arbitration award shall be decided by majority opinion and issued in writing in the English language and shall state the reasons upon which it is based. It may be made public only with the consent of each participating Party or as may be required by law or regulatory authority or as necessary for enforcement of such award. The arbitrators shall allocate the fees and costs of the arbitration. The losing Party(ies) shall pay the prevailing Party(ies)’ attorney’s fees and costs and the costs associated with the arbitration, including the expert fees and costs and the arbitrators’ fees and costs borne by the prevailing Party(ies), all as determined by the arbitrators. Each Party shall bear its own fees and costs until the arbitrators determine which, if any, Party is the prevailing Party(ies) and the amount that is due to such prevailing Party(ies).

(e)            The award rendered by the arbitrators shall be final and binding on the participating Parties and shall be the sole and exclusive remedy between and among the participating Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. The award shall be issued no later than one hundred twenty (120) days from the last hearing held by the arbitrators or as soon thereafter as practicable. The award shall be paid within thirty (30) days after the date it is issued and shall be paid in U.S. Dollars in immediately available funds, free and clear of any Liens, Taxes or other deductions. A judgment confirming or enforcing such award may be rendered by any court of competent jurisdiction.

(f)             The arbitration shall be confidential. No Party may disclose the fact of the arbitration, any award relating thereto or any settlement relating to any Dispute without the prior consent of the other Party(ies); provided, that such matters may be disclosed without the prior consent of the other Party(ies) to lenders, auditors, Tax or other Governmental Authority or as may be required by law or regulatory authorities or as necessary to enforce any award.

(g)            Notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking temporary injunctive relief at any time as may be available under Applicable Law or in equity to preserve its rights pending the outcome of any arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any issue regarding the arbitrability of any claims or disputes arising under, relating to or in connection with this Agreement is an issue solely for the arbitrators, not a court, to decide.

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(h)            THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING PERMITTED UNDER THIS SECTION  6.12. THE PROVISIONS OF THIS AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT IT IS RELYING ON THE WAIVER CONTAINED HEREIN AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  6.12.

6.13          Execution and Delivery. A .pdf, or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such Party by email or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any .pdf or other reproduction hereof.

6.14          Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Fluence Energy, LLC

By :	/s/ Manuel Perez Dubuc
Name:	Manuel Perez Dubuc
Title:	Chief Executive Officer

By:	/s/ Dennis Fehr
Name:	Dennis Fehr
Title:	Chief Financial Officer

The AES Corporation

By:
Name:
Title :

Siemens Industry, Inc.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Credit Support and Reimbursement Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Fluence Energy, LLC

By:
Name:
Title:

By:
Name:
Title:

The AES Corporation

By:	/s/ Chris Shelton
Name:	Chris Shelton
Title:	Vice President and Chief Product Officer

Siemens Industry, Inc.

By:	/s/ Ruth Gratzke
Name:	Ruth Gratzke
Title:	Chief Executive Officer

By:	/s/ Marsha Smith
Name:	Marsha Smith
Title:	Chief Financial Officer

[Signature Page to Credit Support and Reimbursement Agreement]

Schedule 1

Party Representatives

Siemens Representative

Alexander Pilz

Siemens AG

Energy Management Division

Medium Voltage & Systems

Mozartstraße 31C

91052 Erlangen, Germany

Email:	pilz.alexander@siemens.com
Mobil:	+49 152 56603759

AES Representative

John Haberl

The AES Corporation

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Email :	john.haberl@aes.com
Tel:	(703) 682-6446

Schedule 2

Credit Support Fees